EXHIBIT 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact: Neil Berkman Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: James R. Talevich Chief Financial Officer (949) 206-2700 www.iflo.com
I-Flow Reports 41% Increase in Regional Anesthesia Sales
for the Fourth Quarter of 2006 Versus Prior Year
Regional Anesthesia Sales Increased 36% For 2006 Versus 2005
     LAKE FOREST, CALIFORNIA, February 20, 2007 . . . I-FLOW CORPORATION (NASDAQ:IFLO) today announced that revenue in its Regional Anesthesia business surged 41% for the fourth quarter ended December 31, 2006 compared to the fourth quarter of 2005, and increased 36% for 2006 as a whole versus prior year. Total revenue from continuing operations increased a strong 38% for the fourth quarter and 30% for 2006 compared to the respective year-earlier periods.
     “The 41% growth in our Regional Anesthesia business in the fourth quarter reflected the combination of reliable products that consistently improve patient outcomes — our proprietary ON-Q® franchise for relieving post-surgical pain without narcotics — and an increasingly competent and productive sales team. Our ON-Q SilverSoakerTM line of products, which offer enhanced antimicrobial properties as an added layer of protection against the risk of infection; ON-Q tunneling accessories, which are expanding the market for our proprietary ON-Q PainBuster® by delivering even better outcomes, especially in large-incision surgeries; and ON-Q C-bloc®, which is proving especially effective in orthopedic surgeries, were particularly strong performers in the fourth quarter as they were throughout 2006. ON-Q C-bloc sales increased 187% for the fourth quarter of 2006 to $2,313,000 from $807,000 for the fourth quarter of 2005, and rose 174% to $6,600,000 for 2006 as a whole versus $2,405,000 for 2005. This quarter we will extend the C-bloc line with the introduction of two new, larger capacity pumps to allow for longer therapy in certain applications,” said Donald M. Earhart, Chairman, President and Chief Executive Officer of I-Flow.
     “Support for third-party clinical studies has always been a key element of our approach to building our ON-Q franchise. So we were thrilled by the validation by an independent, landmark meta-analysis published in the December 2006 Journal of the American College of Surgeons which confirmed the efficacy of continuous wound catheters that deliver local anesthetic, including ON-Q, for post-surgical pain relief. The analysis of 44 different randomized clinical trials included 2,141 patients and clearly identified these devices as providing improved pain relief, with consistent evidence of benefits across a wide range of surgical procedures. We believe that these positive results will help surgeons, hospitals, insurance companies, managed care providers and other allied health professionals to better understand how ON-Q helps patients get back to normal faster, and promote more widespread use of our products.
     “In another important step toward our goal of establishing ON-Q as the standard of care in post-surgical pain relief, on January 1, 2007 Medicare began covering ON-Q to treat post-surgical pain under the hospital outpatient payment system (OPPS). The decision by Medicare to change the designation of the code that includes ON-Q (A4306) signifies that Medicare has recognized this therapy to be a payable covered benefit and therefore medically necessary. This new designation applies to both our ON-Q PainBuster and our ON-Q C-bloc products. We estimate that about half of the 15 million surgeries performed annually in the United States where ON-Q can be used to deliver superior outcomes are performed on an outpatient basis. Because inpatient procedures have been the primary driver of ON-Q’s growth to date, this decision by Medicare represents an important new growth opportunity for I-Flow.
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I-Flow Reports 41% Increase in Regional Anesthesia Sales for the Fourth Quarter of 2006 Versus Prior Year
February 20, 2007
Page Two
     “Looking ahead, we currently expect growth in Regional Anesthesia to exceed 30% in 2007 and growth in total revenue from continuing operations to exceed 20% for 2007,” Earhart said.
Update on Sale of InfuSystem Subsidiary
     On September 29, 2006, I-Flow signed a definitive agreement to sell its InfuSystem subsidiary to HAPC, Inc. (OTCBB:HAPN.OB) (formerly Healthcare Acquisition Partners Corp.) for $140 million in the form of cash and a secured note, subject to certain purchase price adjustments based on the level of working capital. As a result, InfuSystem’s operating results have been reclassed as discontinued operations effective in the quarter ended September 30, 2006 and all prior periods presented. The transaction is subject to standard conditions and approval by the shareholders of HAPC, Inc.
     “We currently expect that this transaction will be completed in the second quarter of 2007. ON-Q is our strategic focus for the future, and the closing of the InfuSystem transaction will represent an exceptional value to our shareholders while enabling us to concentrate our efforts on the tremendous long-term growth opportunity we see in our proprietary ON-Q franchise,” Earhart said.
Fourth Quarter Results
     For the three months ended December 31, 2006, revenue from continuing operations increased 38% to $27,433,000 from $19,844,000 for the fourth quarter of 2005.
     Sales in the Company’s Regional Anesthesia segment, which includes the ON-Q PainBuster Post-Operative Pain Relief System, the ON-Q C-bloc Continuous Nerve Block System, the ON-Q Soaker® Catheter, the recently introduced ON-Q SilverSoaker Catheter, and ON-Q third party billings, increased 41% for the fourth quarter of 2006 versus the prior year quarter to a record $19,571,000 from $13,855,000 last year.
     IV Infusion Therapy revenue increased 31% to $7,862,000 for the fourth quarter of 2006 from $5,989,000 in the prior year quarter, the result of continued strong growth in both domestic and international markets. “We were surprised by the strength of our IV Infusion Therapy business in the fourth quarter, and expect revenue growth to return to a more modest pace beginning in the first quarter of 2007,” Earhart said.
     SG&A expenses from continuing operations increased 3% to $20,631,000 for the fourth quarter of 2006 from $19,997,000 for the fourth quarter of 2005. SG&A expenses from continuing operations included stock-based compensation expense of $1,442,000 and $5,280,000 for the fourth quarter of 2006 and 2005, respectively. The decrease in stock-based compensation expense during the fourth quarter of 2006 compared to the prior-year quarter was due to the stock-based compensation expense recognized during the fourth quarter of 2005 in connection with the upward repricing and acceleration of the Company’s out-of-the-money stock options.
     The loss from continuing operations before taxes for the fourth quarter of 2006 was $1,597,000, which included stock-based compensation expense of $1,442,000. This compares to a loss from continuing operations before taxes for the fourth quarter of 2005 of $6,218,000, which included stock-based compensation expense of $5,280,000.
     Income from discontinued operations before taxes for the fourth quarter of 2006 was $1,686,000, including InfuSystem divestiture expenses of $261,000. For the fourth quarter of 2005, income from discontinued operations before taxes was $1,248,000.
     The total income before taxes for the three months ended December 31, 2006, including both continuing and discontinued operations, was $89,000, including stock-based compensation expense of $1,665,000. This compares to a total loss before taxes for the three months ended December 31, 2005 of $4,970,000, including stock-based compensation expense of $6,074,000.
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I-Flow Reports 41% Increase in Regional Anesthesia Sales for the Fourth Quarter of 2006 Versus Prior Year
February 20, 2007
Page Three
     At December 31, 2006, I-Flow reported cash and cash equivalents and short-term investments from continuing operations of $27.4 million compared to $24.7 million as of December 31, 2005 from continuing operations.
     I-Flow has not yet completed its review of the provisions for income taxes and related deferred income tax calculations for its continuing operations and discontinued operations as of December 31, 2006. Consequently, the Company has not yet determined the net income of its continuing operations and discontinued operations for the three and twelve month periods ended December 31, 2006. I-Flow expects to file its audited financial statements on Form 10-K with the SEC on a timely basis.
Twelve Months Results
     For the twelve months ended December 31, 2006, revenue from continuing operations increased 30% to $93,582,000 from $72,119,000 for 2005. Regional Anesthesia revenue increased 36% to $67,867,000 from $49,850,000. IV Infusion Therapy revenue increased 15% to $25,715,000 from $22,269,000.
     SG&A expenses from continuing operations increased 10% to $72,743,000 for 2006 compared to $66,168,000 for 2005. SG&A expenses from continuing operations included stock-based compensation expense of $5,166,000 and $7,478,000 for 2006 and 2005, respectively. The decrease in stock-based compensation expense during 2006 compared to 2005 was due to the stock-based compensation expense recognized during the fourth quarter of 2005 in connection with the upward repricing and acceleration of the Company’s out-of-the-money stock options. Excluding stock-based compensation, SG&A expenses from continuing operations increased 15% during 2006 compared to 2005, half the rate of revenue increase.
     The loss from continuing operations before taxes for 2006 was $6,931,000, which included stock-based compensation expense of $5,166,000. For 2005, the loss from continuing operations before taxes was $15,323,000, which included stock-based compensation expense of $7,478,000. The Company expects to report a profit from continuing operations, after taxes, for the year ended December 31, 2006 due to an income tax benefit related to deferred taxes.
     Income from discontinued operations before taxes for the year ended December 31, 2006 was $6,115,000, which included expenses of $2,090,000 associated with the anticipated divestiture of InfuSystem. Income from discontinued operations before taxes for 2005 was $7,445,000.
     The total loss before income taxes for the twelve months ended December 31, 2006 was $816,000, compared to a total loss before taxes for the twelve months ended December 31, 2005 of $7,878,000. The 2006 loss included stock-based compensation expense of $5,562,000 compared to stock-based compensation expense of $8,563,000 for the twelve months ended December 31, 2005.
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EST. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21327307, after 1:00 p.m. EST.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three and twelve months ended December 31, 2006 and 2005 will be included in I-Flow’s Annual Report on Form 10-K to be filed with the SEC on or about March 14, 2007.
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I-Flow Reports 41% Increase in Regional Anesthesia Sales for the Fourth Quarter of 2006 Versus Prior Year
February 20, 2007
Page Four
About I-Flow
     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost-effective solutions for pain relief.
“Safe Harbor” Statement
     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes”, “anticipates”, or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release, which seek to advise interested parties of the risks, and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: successful consummation of the previously announced sale of InfuSystem, Inc; physician acceptance of infusion-based therapeutic regimens; implementation of our direct sales strategy; dependence on our suppliers and distributors; reliance on the success of the home health care industry; our continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with our management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; competition in the industry; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
(table attached)

I-FLOW CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net revenues	$27,433	$19,844	$93,582	$72,119
Cost of sales	7,993	5,673	26,267	19,662

Gross profit	19,440	14,171	67,315	52,457
Costs and expenses:
Selling, general & administrative	20,631	19,997	72,743	66,168
Product development	672	615	2,436	2,549

Total expenses	21,303	20,612	75,179	68,717

Operating loss	(1,863)	(6,441)	(7,864)	(16,260)
Interest income, net	266	223	933	937

Operating loss from continuing operations before income taxes	(1,597)	(6,218)	(6,931)	(15,323)
Income from discontinued operations before income taxes	1,686	1,248	6,115	7,445

Total income (loss) before income taxes	$89	$(4,970)	$(816)	$(7,878)